Exhibit 99.1

INSTALLED BUILDING PRODUCTS ANNOUNCES ACQUISITION OF BDI INSULATION IN THE WESTERN UNITED STATES

- Adds $35 Million of Acquired LTM Revenue through Multiple Western Branch Locations -

Columbus, Ohio, March 12, 2015. Installed Building Products, Inc. (the “Company”) (NYSE: IBP), an industry-leading installer of insulation and other complementary building products, announced today that it has acquired BDI Insulation (“BDI”) based in the Western U.S. for an aggregate purchase price of approximately $36.0 million. Funding for the acquisition is being provided by availability under the Company’s line of credit and cash on hand.

BDI is primarily an installer of fiberglass insulation serving select markets in Southern California, Washington, Idaho and Utah through nine branch locations, with net revenue of approximately $35 million for its full fiscal year ended December 31, 2014. The addition of BDI brings total acquired revenue over the trailing twelve month period to approximately $65 million for Installed Building Products.

“The acquisition of BDI presents a unique opportunity for us to grow our Company through a highly complementary business with strong local brands and exceptional customer loyalty,” stated Jeff Edwards, Chairman and Chief Executive Officer of Installed Building Products. “The addition of this Western United States based company further strengthens our platform, enabling us to continue broadening our geographic reach across the nation. We continue to remain focused on selectively acquiring market-leading insulation installers in highly attractive markets.”

BDI has a proven operating history in its markets with strong customer relationships and an established reputation for quality service and innovative installation services. The addition of BDI further strengthens IBP’s presence in existing markets and enhances its market opportunity in new markets. The Company intends to immediately begin integrating these acquired operations and assets onto its national platform.

About Installed Building Products

Installed Building Products, Inc. is the nation’s second largest insulation installer for the residential new construction market and also a diversified installer of complementary building products, including garage doors, rain gutters, shower doors, closet shelving and mirrors, throughout the United States. The Company manages all aspects of the installation process for its customers, including direct purchases of materials from national manufacturers, supply of materials to job sites and quality installation. The Company offers its diverse portfolio of services for new and existing single-family and multifamily residential, and commercial building projects from its national network of branch locations.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including with respect to the impact of the acquisition on and its contributions to our operations. Forward-looking statements may generally be identified by the use of words such as “anticipate,” “believe,” “expect,” “intends,” “plan,” and “will” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. As a result, actual events may differ materially from those expressed in or suggested by the forward-looking statements. Any forward-looking statement made by the Company in this press release speaks only as of the date hereof. New risks and uncertainties come up from time to time, and it is impossible for the Company to predict these events or how they may affect it. The Company has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws.

Contact Information:

Investor Relations:

614-221-9944

investorrelations@installed.net